Exhibit 99.1

Buena, NJ 08310

Release Date: November 30, 2010

Contact: Philip S. Forte

IGI Laboratories, Inc.

(856) 697-1441

www.igilabs.com

IGI LABORATORIES, INC. ANNOUNCES BHASKAR CHAUDHURI’S APPOINTMENT TO ITS
BOARD OF DIRECTORS

BUENA, N.J.--(BUSINESS WIRE) – IGI Laboratories, Inc. (NYSE Amex: IG). IGI Laboratories, Inc. (the “Company”) is pleased to announce the appointment of Bhaskar Chaudhuri to its board of directors commencing December 1, 2010.

Mr. Chaudhuri has more than 20 years experience in pharmaceutical management, research and development. Mr. Chaudhuri holds a Doctorate in Physical Pharmacy, a Masters of Science in Industrial Pharmacy and a Bachelors of Science in Pharmacy. Mr. Chaudhuri served as President of Valeant Pharmaceuticals International until September 28, 2010. Prior to joining Valeant, upon Valeant’s acquisition of Dow Pharmaceutical Sciences, Inc. on December 31, 2008, Mr. Chaudhuri served for seven years as Dow’s President and Chief Executive Officer and a member of Dow’s Board of Directors. Prior to that, Mr. Chaudhuri served as Executive Vice President of Scientific Affairs at Bertek Pharmaceuticals, a subsidiary of Mylan Laboratories. Prior to his positions at Bertek, Mr. Chaudhuri served as the General Manager of the Dermatology Division of Mylan Laboratories. Mr. Chaudhuri joined Mylan through the acquisition of Penederm, Inc., where he was the Vice President of R&D from 1992 to 1998.

“We welcome Bhaskar to the IGI board where his vast experience in dermatology will be a valuable asset in helping guide the future direction of the company” commented President/CEO Charlie Moore.

About IGI Laboratories, Inc.

IGI Laboratories is focused in the development and commercialization of products for the dermatology market.

IGI Laboratories, Inc. “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as " will," "possible," "one time," "provides an opportunity," "continue" or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption "Risk Factors" in IGI Laboratories, Inc.’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors or IGI Laboratories, Inc.’s ability to implement business strategies. IGI Laboratories, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.